Exhibit 99.1

The Navigators Group, Inc.

CORPORATE NEWS

Navigators To Consider Debt Offering

New York – April 3, 2006 — The Navigators Group, Inc. (NASDAQ:NAVG) today announced that it is considering issuing debt securities in an offering registered under the Securities Act of 1933, as amended, pursuant to the Company’s currently effective shelf registration statement. The aggregate principal amount of debt securities issued, if any, is expected to be in the range of $100-$150 million.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. Any offering of any Company securities will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States, the United Kingdom and Belgium.

This press release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words "estimate", "expect", "believe" or similar expressions are intended to identify such forward-looking statements. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Form 10-K and its other filings with the Securities and Exchange Commission for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

Contact: Paul J. Malvasio

Executive Vice President and Chief Financial Officer

(914) 933-6088

pmalvasio@navg.com

www.navg.com

One Penn Plaza	New York, NY 10119
TEL (212) 244-2333	FAX (212) 244-4077